UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form CB

EXCHANGE OFFER NOTIFICATION FORM

(Amendment No. 2)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)	☐
Securities Act Rule 802 (Exchange Offer)	☒
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	☐
Exchange Act Rule 14e-2(d) (Subject Company Response)	☐

Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8) ☐

Note: Regulation S-T Rule 101(b)(8) only permits the filing or submission of a Form CB in paper by a party that is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

Hurricane Energy plc

(Name of Subject Company)

N/A

(Translation of Subject Company’s Name into English (if applicable))

England and Wales

(Jurisdiction of Subject Company’s Incorporation or Organization)

Hurricane Energy plc

(Name of Person(s) Furnishing Form)

U.S.$230,000,000 7.5 per cent. Convertible Bonds due 2022

(Title of Class of Subject Securities)

ISIN: XS1641462277

(Number of Class of Securities (if applicable))

Daniel Jankes

Hurricane Energy plc

Ground Floor, The Wharf

Abbey Mill Business Park

Lower Eashing

Godalming, Surrey GU7 2QN

United Kingdom

Telephone: +44 1483 862820

Copies to:

Cameron Half

Dentons UK and Middle East LLP

One Fleet Place

London EC4M 7WS

United Kingdom

Telephone: +44 20 7246 7175

(Name, Address (including zip code) and Telephone Number (including area code) of
Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)

April 30, 2021

(Date Exchange Offer Commenced)

PART I - INFORMATION SENT TO SECURITY HOLDERS

Item 1. Home Jurisdiction Documents

(a)(1) Practice Statement Letter dated April 30, 2021, attached hereto as Exhibit 99.1.*

(a)(2) Notice of event of default to bondholders dated April 30, 2021, attached hereto as Exhibit 99.2.**

(a)(3) RNS Announcement dated April 30, 2021, attached hereto as Exhibit 99.3***

(a)(4) Presentation dated April 30, 2021, attached hereto as Exhibit 99.4****

(a)(5) Form of Lock-up Agreement, attached hereto as Exhibit 99.5*****

(a)(6) RNS Announcement dated May 13, 2021, attached hereto as Exhibit 99.6******

(a)(7) Draft Explanatory Statement, attached hereto as Exhibit 99.7*******

(a)(8) Updated draft of the Explanatory Statement, in the form of a compare against Exhibit 99.6, attached hereto as Exhibit 99.8

(a)(9) RNS Announcement dated May 20, 2021, attached hereto as Exhibit 99.9

(b) Not applicable.

* Previously furnished as Exhibit 99.1 to Form CB with the Securities and Exchange Commission on April 30, 2021

** Previously furnished as Exhibit 99.2 to Form CB with the Securities and Exchange Commission on April 30, 2021

*** Previously furnished as Exhibit 99.3 to Form CB with the Securities and Exchange Commission on April 30, 2021

**** Previously furnished as Exhibit 99.4 to Form CB with the Securities and Exchange Commission on April 30, 2021

***** Previously furnished as Exhibit 99.5 to Form CB with the Securities and Exchange Commission on April 30, 2021

****** Previously furnished as Exhibit 99.6 to Form CB/A with the Securities and Exchange Commission on May 14, 2021

******* Previously furnished as Exhibit 99.7 to Form CB/A with the Securities and Exchange Commission on May 14, 2021

Item 2. Informational Legends

The required legends have been included in prominent portions of Exhibits 99.1, 99.2, 99.3, 99.4, 99.5, 99.6, 99.7, 99.8, 99.9 referred to in Part I, Item I.

PART II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

(1) Not applicable.

(2) Not applicable.

(3) Not applicable.

PART III - CONSENT TO SERVICE OF PROCESS

A written irrevocable consents and powers of attorney on Form F-X have been filed by Hurricane Energy plc with the Securities and Exchange Commission concurrently with the Securities and Exchange Commission on April 30, 2021.

PART IV - SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Hurricane Energy plc

(Signature)	/s/ Daniel Jankes

(Name and Title)	Daniel Jankes, Company Secretary

(Date)	21 May 2021

Exhibit Index

Exhibit Number	Description
Exhibit 99.1	Practice Statement Letter dated April 30, 2021*
Exhibit 99.2	Notice of event of default to bondholders dated April 30, 2021**
Exhibit 99.3	RNS Announcement dated April 30, 2021***
Exhibit 99.4	Presentation dated April 30, 2021****
Exhibit 99.5	Form of Lock-up Agreement*****
Exhibit 99.6	RNS Announcement dated May 13, 2021******
Exhibit 99.7	Draft Explanatory Statement*******
Exhibit 99.8	Updated draft of the Explanatory Statement
Exhibit 99.9	RNS Announcement dated May 20, 2021

* Previously furnished as Exhibit 99.1 to Form CB with the Securities and Exchange Commission on April 30, 2021

** Previously furnished as Exhibit 99.2 to Form CB with the Securities and Exchange Commission on April 30, 2021

*** Previously furnished as Exhibit 99.3 to Form CB with the Securities and Exchange Commission on April 30, 2021

**** Previously furnished as Exhibit 99.4 to Form CB with the Securities and Exchange Commission on April 30, 2021

***** Previously furnished as Exhibit 99.5 to Form CB with the Securities and Exchange Commission on April 30, 2021

****** Previously furnished as Exhibit 99.6 to Form CB/A with the Securities and Exchange Commission on May 14, 2021

******* Previously furnished as Exhibit 99.7 to Form CB/A with the Securities and Exchange Commission on May 14, 2021

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